Exhibit 3.5

CERTIFICATE OF FORMATION

OF

BMCT EQUIPMENT COMPANY L.L.C.

ARTICLE I

     The name of the Limited Liability Company is BMCT Equipment Company L.L.C.

ARTICLE II

     The address of the Limited Liability Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 20th day of January, 1999.

BMCT,L.P.

MEMBER:

By: BLUE MOUNTAIN CELLULAR TELEPHONE, INC.,
its general partner

By /s/ Thomas P. Sawatzki

Thomas P. Sawatzki, CFO